SED INTERNATIONAL RELEASES SECOND QUARTER FINANCIAL RESULTS

Company Reports Net Sales of $156.3 million

LAWRENCEVILLE, GA. February 13, 2013 -- SED International Holdings, Inc. (NYSE MKT: SED), a multinational supply chain management provider and distributor of leading computer technology, computer products, consumer electronics, small appliances, housewares and personal care products, today announced financial results for the six months and fiscal 2013 second quarter ended December 31, 2012.

Net sales of $156.3 for fiscal 2013 second quarter, represented a 23.7% increase over net sales of $126.4 million reported in the fiscal 2013 first quarter. Net sales for the quarter were up 3.5% for the second quarter compared to $150.9 million in the second quarter last year. The increase was driven by strong sales in the consumer product categories which include tablets, notebooks, and television products.

Gross margin decreased to 5.1% during the quarter compared to 9% for the same period last year. Our current quarter margin was closer to historical levels. Last year’s gross margin was unnaturally high due to increased margins on hard drives, driven by industry supply constraints.

Including restructuring costs, the company reported a net loss of $1.6 million for the second quarter, compared to net income of $3.8 million in the second quarter last year. Basic and diluted loss per share was $0.32 for the current quarter compared to earnings of $0.79 per basic share and $0.78 per diluted share for the second quarter last year. Other items include:

•	The company incurred restructuring costs of $0.8 million during the second quarter which were attributable to the organizational restructuring of the management team including severance payments, change in the organizational alignment of sales, product management, and marketing, and information technology outsourcing. These organizational changes were made to provide a leaner internal services organization and improved support for our sales and marketing organization. Benefits from these restructuring actions are expected in future periods.
•	Normalized adjusted net loss for the current quarter was $0.7 million, after deducting restructuring related costs and stock-based compensation expense, compared to a Generally Accepted Accounting Principles (“GAAP”) net loss of $1.6 million.
•	Non-GAAP adjusted EBITDA, which also excludes restructuring related costs and stock-based compensation expense, was $3,000 for the current quarter and a loss of $1 million for the six months ended December 31, 2012, compared to non-GAAP adjusted EBITDA of $4.6 million for the same quarter last year and $3.3 million for the six months ended December 31, 2011.
•	Inventory turns improved to 10.3 for the fiscal 2013 second quarter compared to 8.8 turns for the same period a year ago and from 8.1 turns for the fiscal 2013 first quarter.

Cash and cash equivalents were $12.5 million, net trade receivables were $64.6 million, net inventories were $61.6 million and working capital was $16.6 million at December 31, 2012. Cash increased at quarter end due to the receipt of approximately $7.3 million on the last day of the quarter. The cash receipts have since been applied against our borrowings.

Shareholders’ equity at the end of the quarter was $20.9 million, or $4.16 per basic and diluted share

“We made measurable progress during the quarter toward our goal of sustained profitability.” said Bob O’Malley, president and chief executive officer of SED International. “Revenues returned to levels of a year ago. We have cut expenses while streamlining our U.S. organization, aligning it around opportunities in the retail and technology integration channels we have targeted. In the U.S. our vendor and customer relationships remain strong. Meanwhile our Latin America operations continue to lead SED in growth and profitability.”

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For the six months ended December 31, 2012, net sales were $282.7 million, with gross margin of $15 million or 5.3%, compared with net sales of $306.8 million, with gross margin of $21.2 million or 6.9% for the same period last year. Six month net income for fiscal year 2013 was a loss of $3.7 million, or $0.74 loss per basic and diluted share, versus income of $2.9 million, or earnings of $0.61 per basic share and $0.60 per diluted share, for the same period last year. Excluding restructuring costs of $1.2 million and stock-based compensation expense of $0.1 million, non-GAAP normalized adjusted net loss for the six months end December 31, 2012 was $2.4 million.

Conference Call

Management will host a conference call and webcast on the results on Wednesday, February 13, 2013 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-8416 approximately ten minutes prior to the call. International callers should dial 1-480-629-9808. The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED International website at http://www.sedonline.com.

An audio replay of the call will be available approximately two hours following the conclusion of the live call through February 20, 2013. The audio replay may be accessed by dialing 1-877-870-5176 or 1-858-384-5517 internationally and entering access conference ID # 4594078.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

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Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “Normalized Adjusted Net Income (Loss)”, “Adjusted EBITDA” (Earnings Before Interest, Tax, Depreciation and Amortization), and “Normalized EPS” (Earnings Per Share). These non-GAAP measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (“GAAP”) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors. The Company’s management believes that Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Normalized EPS represent a key operating metric for its business. These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Normalized EPS are not measures of financial performance under generally accepted accounting principles. The Company believes that items excluded from Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Normalized EPS are significant components in understanding and assessing financial performance. These non-GAAP measures should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of GAAP financial measures to non-GAAP Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Earnings per Share is included at the end of this press release.

Investor Relations Contact

Christopher R. Joe

Interim Chief Financial Officer

SED International Holdings, Inc.

770-243-1200

cjoe@sedintl.com

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SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2012	June 30, 2012
	(Unaudited)	(Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$12,549	$4,710
Trade accounts receivable, less allowance for doubtful accounts of $780 and $853, respectively	64,618	54,030
Inventories	61,625	61,785
Deferred tax assets, net	306	632
Other current assets	7,430	8,123
Total current assets	146,528	129,280
Property and equipment, net	4,005	3,549
Other assets	206	264
Total assets	$150,739	$133,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$74,073	$63,084
Accrued and other current liabilities	9,549	8,716
Revolving credit facilities	46,258	36,880
Total current liabilities	129,880	108,680

Commitments and contingencies:

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 7,178,258 shares issued and 5,144,422 shares outstanding at December 31, 2012 and 7,112,995
shares issued and 4,979,159 shares outstanding at June 30, 2012	71	70
Additional paid-in capital	70,343	71,013
Accumulated deficit	(32,398)	(28,692)
Accumulated other comprehensive loss	(3,153)	(3,187)
Treasury stock, 2,033,836 shares and 2,133,836 shares, at cost	(14,004)	(14,791)
Total shareholders’ equity	20,859	24,413
Total liabilities and shareholders’ equity	$150,739	$133,093

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SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

Net sales	$156,340	$150,925	$282,705	$306,764
Cost of sales	148,358	137,287	267,712	285,607
Gross profit	7,982	13,638	14,993	21,157

Selling, general and administrative expenses	8,139	8,894	16,104	16,809
Depreciation and amortization expense	227	187	444	312
Foreign currency transactions (income) loss	(121)	282	8	933
Restructuring-related costs	825	0	1,144	0
Acquisition-related costs	0	0	0	370
Total operating expenses	9,070	9,363	17,700	18,424
Operating income (loss)	(1,088)	4,275	(2,707)	2,733

Interest expense, net	266	388	550	684
Gain on acquisition	0	0	0	(998)
Income (loss) before income taxes	(1,354)	3,887	(3,257)	3,047
Provision for income tax expense	248	121	449	111
Net income (loss)	$(1,602)	$3,766	$(3,706)	$2,936

Comprehensive Income (Loss):
Consolidated net income (loss)	$(1,602)	$3,766	$(3,706)	$2,936
Foreign currency translation adjustment	97	(183)	(82)	(932)
Fair value of interest rate swap contract	53	71	116	116
Total comprehensive income (loss)	$(1,452)	$3,654	$(3,672)	$2,120

Basic income (loss) per common share	$(0.32)	$0.79	$(0.74)	$0.61
Diluted income (loss) per common share	$(0.32)	$0.78	$(0.74)	$0.60

Weighted average number of common shares outstanding:
Basic	5,010,000	4,779,000	4,979,000	4,815,000
Diluted	5,010,000	4,826,000	4,979,000	4,884,000

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SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

SECOND QUARTER FISCAL 2013 “NORMALIZED” NET INCOME AND ADJUSTED EBITDA

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (Unaudited)

(In thousands, except share data)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2012	2011	2012	2011

Reconciliation of GAAP net income (loss) and EPS to Non-GAAP measures:
GAAP net income (loss)	$(1,602)	$3,766	$(3,706)	$2,936
Stock-based compensation (2)	39	114	119	229
Restructuring related costs (3)	825	0	1,144	0
Acquisition related costs (4)	0	0	0	370
Non-GAAP normalized adjusted net income (loss)	$(738)	$3,880	$(2,443)	$3,535

GAAP net income (loss) per diluted common share
Basic income (loss) per common share	$(0.32)	$0.79	$(0.74)	$0.61
Diluted income (loss) per common share	$(0.32)	$0.78	$(0.74)	$0.60

Non-GAAP normalized net income (loss) per common share
Normalized basic income (loss) per common share	$(0.15)	$0.81	$(0.49)	$0.73
Normalized diluted income (loss) per common share	$(0.15)	$0.80	$(0.49)	$0.72

Weighted average number of common shares outstanding:
Basic	5,010,000	4,779,000	4,979,000	4,815,000
Diluted	5,010,000	4,826,000	4,979,000	4,884,000

Reconciliation of GAAP net income (loss) to adjusted EBITDA is as follows:

GAAP net income	$(1,602)	$3,766	$(3,706)	$2,936
Depreciation and amortization	227	187	444	312
Stock-based compensation (2)	39	114	119	229
Restructuring related costs (3)	825	0	1,144	0
Interest expense, net	266	388	550	684
Income tax expense	248	121	449	111
Gain on acquisition (5)	0	0	0	(998)
Non-GAAP adjusted EBITDA	$3	$4,576	$(1,000)	$3,274

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP and our press release, which explains our use of non-GAAP measures.
(2)	Stock-based compensation related to non-cash charges for stock awards.
(3)	Restructuring costs associated with severances, consulting, and other costs associated with the reorganization of the management team and departmental structure.
(4)	Acquisition related costs were incurred as part of the purchase of the Lehrhoff assets.
(5)	Gain on the acquisition of the Lehrhoff assets recorded as a bargain purchase under ASC 805.

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